Exhibit 99.1

Notification of Conclusion of License Agreement by Gyre Pharmaceuticals Co.

GNI Group (“the Company”) is pleased to announce that Gyre Pharmaceuticals Co. Ltd., aka Beijing Continent Pharmaceuticals Co., Ltd. (“BC”), a consolidated subsidiary of the Company, has executed a comprehensive agreement with Jiangsu Wangao Pharmaceuticals Co., Ltd. to acquire the rights to generic Nintedanib, a competing drug for ETUARY®.

ETUARY®, which is manufactured and marketed by BC, has been growing at a high rate in the past, with sales growing 15-20% annually. In addition, according to Frost & Sullivan data, the idiopathic pulmonary fibrosis (“IPF”) drug market in the PRC is expected to reach approximately \22.4 billion by 2022 and \127.4 billion by 2031. In the case of overall pulmonary fibrosis drug market, it is expected to be several times larger than the IPF drug market. Although we have been increasing production and expanding the sales network, we have not been able to fully respond to the rapid growth of the market. Currently, ETUARY® is approved only for the treatment of IPF among fibrosis, and its Phase 3 trial is ongoing for pulmonary fibrosis associated with other factors. With the conclusion of this agreement, we will acquire a new product lineup that acts on IPF and other similar diseases and will further enhance our leading position in fibrosis.

 IPF is recognized as a rare disease. Therapeutic drugs for rare diseases have stable drug prices, and with this license purchase, if not incorporated into the centralized purchasing system, we expect annual sales of over \4 billion. ETUARY® is not included in the centralized purchasing system.

We will continue to enhance pipelines for rare disease treatments to offer more options and benefits to patients.

1.	Outline of the counterparty to this agreement
(1)	Name	Jiangsu Wangao Pharmaceutical Co., Ltd.
(2)	Adress	No. 688 Dinghai Road, Haimen Economic and Technological Development Zone, Nantong, Jiangsu Province
(3)	Title and name of the representative	Junhua Yao
(4)	Business	Research, development and manufacture of pharmaceutical products
(5)	Capital stock	Not available due to confidentiality agreement

(6)	Date of Establishment	2003
(7)	Major Shareholders and Shareholding Ratio	Not available due to confidentiality agreement
(8)	The relationship between the counterparty and the Company	Capital relationships	Not applicable.
		Human resource relationships	Not applicable.
		Business relationships	Not applicable.
		Related Party Status	Not applicable.
(9)	The operating results and financial positions of the counterparty in the last 3 years	Not available due to confidentiality agreement

2.	Date
(1)	Date of BOD resolution	May 7, 2024
(2)	Date of conclusion	May 7, 2024
(3)	Date of commencement of sales	To be determined upon consultation between the parties

3.	Forecasts
We are currently examining the impact on this fiscal year’s performance and will report the results as soon as they are known.